Exhibit 99.1

News Release

Marina Biotech Announces Third Quarter 2014 Financial Results

Highlights corporate accomplishments

BOTHELL, WA (November 17, 2014) – Marina Biotech, Inc. (OTCQB: MRNA), a leading nucleic acid-based drug discovery and development company focused on rare diseases, today reported financial results for the three months ended September 30, 2014.

Key corporate accomplishments during 2014:

•	Presented human clinical data on the use of SMARTICLES for the delivery of single and double-stranded oligonucleotides at two therapeutic conferences
•	Established a strategic alliance with Rosetta Genomics focused on identification of novel microRNA targets for neuromuscular disease
•	Made significant progress in restarting our Phase 1 program in Familial Adenomatous Polyposis (FAP)
•	Engaged former employees and consultants to assist us in expanding R&D and business development operations
•	Broadened our patent portfolio with issuances across our delivery technologies—SMARTICLES®, tkRNAi and DiLA2—in key domestic and international markets
•	Regained compliance with our reporting obligations under the Exchange Act by filing our outstanding 10Ks and 10Qs
•	Transitioned our listing from the OTC Pink to the OTCQB tier of the OTC Markets

“We continue to rebuild the company by focusing on three key areas: clinical pipeline, partnering and financials and at this point, we believe that we have taken significant steps to establish a solid foundation upon which to build shareholder value,” stated J. Michael French, president & CEO of Marina Biotech. “The company’s improved condition and outlook has helped us build momentum in our partnering discussions and over the next several months we will continue our efforts to enter into one or more licenses involving our delivery technologies. In addition, we expect to start in vivo proof-of-concept work for our myotonic dystrophy program. Finally, I would like to emphasize to our shareholders that we remain committed to efficiently utilizing our resources to accomplish as much as possible with the least expenditure, an approach we believe is essential at this point to realizing significant value from our assets,” French added.

FINANCIAL RESULTS

Cash and Assets

At September 30, 2014, we had cash of $3.2 million and assets totaling $10.0 million compared to cash of $0.9 million and assets totaling $7.7 million at September 30, 2013.

Net loss

Net loss for the three months ended September 30, 2014 was $7.1 million compared to net loss of $1.0 million for the three months ended September 30, 2013. This change was due primarily to changes in the fair value of certain liabilities and derivatives, changes in other income and expenses related to debt extinguishment accounting and increased operating expenses related to 2014 resumption of business operations.

Revenue

No revenue was recorded for the three months ended September 30, 2014 compared to revenues of $0.8 million for the sale of assets to Arcturus Therapeutics during the three months ended September 30, 2013.

Operating Expenses

R&D expense increased from $0.10 million for the three months ended September 30, 2013 to $0.17 million for the three months ended September 30, 2014. Increases in R&D expenses were primarily related to CEQ508 product development. G&A costs increased from $0.6 million for the three months ended September 30, 2013 to $1.4 million for the three months ended September 30, 2014. G&A increases were primarily due to tasks related to regaining SEC compliance, conducting the Annual Shareholder Meeting and director and officer compensation. R&D and G&A expense increases were partially offset by reversal of compensation charges associated with staff reductions.

Other Income and Expense

Net other expense increased from $1.1 million in the three months ended September 30, 2013 to $5.5 million for the three months ended September 30, 2014. Changes in fair value measurements of certain liabilities and derivatives resulted in a loss of $0.2 million for the three months ended September 30, 2013 compared to a loss of $5.5 million for the three months ended September 30, 2014. This change in fair value is related to stock price increases in each period increasing the fair value of certain liabilities and derivatives. Other expenses related to interest, fair value adjustments of debt features, and debt extinguishment accounting totaled $0.9 million for the three months ended September 30, 2013 compared to an immaterial amount for the three months ended September 30, 2014. Additionally, we recorded a gain of $0.02 million for the three months ended September 30, 2014 due to vendor payables credits.

About Marina Biotech, Inc.

Marina Biotech is an oligonucleotide therapeutics company with broad drug discovery technologies providing the ability to develop proprietary single and double-stranded nucleic acid therapeutics including siRNAs, microRNA mimics, antagomirs, and antisense compounds, including messengerRNA therapeutics. These technologies were built via a roll-up strategy to discover and develop different types of nucleic acid therapeutics in order to modulate (up or down) a specific protein(s) which is either being produced too much or too little thereby causing a particular disease. We believe that the Marina Biotech technologies have unique strengths as a drug discovery engine for the development of nucleic acid-based therapeutics for rare and orphan diseases. Further, we believe Marina Biotech is the only company in the sector that has a delivery technology in human clinical trials with differentiated classes of payloads, through licensees ProNAi Therapeutics and Mirna Therapeutics, delivering single-stranded and double-stranded nucleic acid payloads, respectively. Our novel chemistries and other delivery technologies have been validated through license agreements with Roche, Novartis, Monsanto, and Tekmira. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and a preclinical program in myotonic dystrophy. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at www.marinabio.com.

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Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent filings with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

For media inquiries:

Ryan Ferrell

ryan.ferrell@hdmz.com

Desk/Mobile: (312) 506-5202

For partnership inquires:

J. Michael French

President and CEO

Marina Biotech, Inc.

admin@marinabio.com

(425) 892-4322

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	September 30,
(In thousands, except share data)	2013	2014
ASSETS
Current assets:
Cash	$909	$3,203
Accounts receivable	5	-
Prepaid expenses and other current assets	128	55
Total current assets	1,042	3,258
Intangible assets	6,700	6,700
Total assets	$7,742	$9,958
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,614	$1,238
Accrued payroll and employee benefits	1,505	165
Accrued interest and other accrued liabilities	1,462	877
Accrued restructuring	12	-
Notes payable and other debt	1,623	-
Total current liabilities	6,216	2,280
Fair value liability for price adjustable warrants	5,226	15,495
Fair value of stock to be issued to settle liabilities	1,019	25
Deferred tax liabilities	2,345	2,345
Total liabilities	14,806	20,145
Commitments and contingencies
Stockholders’ deficit:
Series C convertible preferred stock, $.01 par value; none and 1,200 shares authorized, issued and outstanding at December 31, 2013 and September 30, 2014, respectively (preference in liquidation of $6,000,000)	-	-
Common stock, $0.006 par value; 180,000,000 shares authorized, 16,937,661 and 25,748,521 shares issued and outstanding at December 31, 2013 and September 30, 2014, respectively	102	155
Additional paid-in capital	324,145	333,249
Accumulated deficit	(331,311)	(343,591)
Total stockholders’ deficit	(7,064)	(10,187)
Total liabilities and stockholders’ deficit	$7,742	$9,958

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2013	2014	2013	2014
License and other revenue	$800	$-	$1,115	$-
Operating expenses:
Research and development	103	173	318	268
General and administrative	573	1,434	1,185	2,573
Total operating expenses	676	1,607	1,503	2,841
Income (loss) from operations	124	(1,607)	(388)	(2,841)
Other income (expense):
Change in fair value liability for price adjustable warrants	(149)	(5,487)	1,832	(6,256)
Change in fair value of stock reserved for issuance to settle liabilities	(22)	(48)	313	(2,503)
Interest and other expense	(64)	-	(186)	(1,007)
Change in fair value of embedded features in notes and amendments to notes	242	-	829	-
Gain on sale of equipment	-	-	30	-
Gain (loss) on foreign exchange	-	(1)	-	1
Gain (loss) on debt extinguishment	(1,107)	1	(2,037)	5
Gain on settlement of liabilities	-	19	-	321
Total other income (expense), net	(1,100)	(5,516)	781	(9,439)
Net income (loss)	(976)	(7,123)	393	(12,280)
Deemed dividend related to beneficial conversion feature in Series C convertible preferred shares	-	-	-	(6,000)
Net income (loss) applicable to common stockholders	$(976)	$(7,123)	$393	$(18,280)

Net income (loss) per common share
Basic	$(0.06)	$(0.28)	$0.02	$(0.75)
Diluted	$(0.06)	$(0.28)	$0.02	$(0.75)

Shares used in computing net income (loss) per share
Basic	16,938	25,668	16,938	24,248
Diluted	16,938	25,668	17,228	24,248

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MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(In thousands)	2013	2014
Operating activities:
Net income (loss)	$393	$(12,280)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Non-cash (gain)/loss on debt extinguishment	2,037	(5)
Non-cash interest expense	186	1,007
Non-cash gain on settlement of liabilities	-	(321)
Compensation related to stock options, restricted stock and employee stock purchase plan	93	260
Gain on disposition of property and equipment	(30)	-
Gain on foreign exchange transactions	-	(1)
Changes in fair market value of liabilities
Stock reserved for issuance to settle liabilities	(313)	2,503
Debt Features	(829)	-
Price adjustable warrants	(1,832)	6,256
Changes in assets and liabilities
Accounts receivable	2	5
Prepaid expenses and other current assets	128	73
Accounts payable	(102)	(361)
Deferred revenue	(115)	-
Accrued interest and other accrued liabilities	587	(501)
Accrued restructuring	(380)	(12)
Net cash used in operating activities	(175)	(3,377)

Investing activities:
Change in restricted cash	380	-
Proceeds from the sale of property and equipment	30	-
Net cash provided by investing activities	410	-

Financing activities:
Proceeds from sales of Series C preferred shares and warrants, net	-	5,929
Cash payments of notes payable	-	(250)
Insurance financing	(10)	(8)
Net cash provided (used) by financing activities	(10)	5,671
Net increase (decrease) in cash	225	2,294
Cash and cash equivalents — Beginning of period	216	909
Cash and cash equivalents — End of period	$441	$3,203
Non-cash financing activities:
Cash paid for interest	$-	$83
Reclassification of fair value liability for price adjustable warrants exercised	$-	$1,916
Issuance of common stock to settle liabilities	$-	$3,517
Debt conversion to common shares	$-	$1,479
Deemed dividend to Series C convertible preferred stockholders	$-	$6,000

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